EXHIBIT 99.1
Ranger Energy Services, Inc. Reports Second Quarter 2026 Financial Results

HOUSTON, TX — (July 27, 2026) — Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) today reported its financial and operational results for the second quarter ended June 30, 2026.
Second Quarter 2026 Financial and Operational Highlights
–Revenue of $176.5 million, compared to $159.1 million in the first quarter of 2026 and $140.6 million in the second quarter of 2025
–Net income of $6.9 million, or $0.29 per diluted share, compared to $3.0 million, or $0.12 per diluted share, in the first quarter of 2026 and $7.3 million, or $0.32 per diluted share, in the second quarter of 2025
–Adjusted EBITDA(1) of $28.6 million, representing an Adjusted EBITDA margin of 16.2%, compared to $23.3 million and 14.6% in the first quarter of 2026 and $20.6 million and 14.7% in the second quarter of 2025
–Significant share repurchases during the quarter of 282,900 shares at an average repurchase price of $15.84 per share, supported by Free Cash Flow(2) for the quarter of $20.0 million
Management Commentary
Stuart Bodden, Ranger’s Chief Executive Officer, commented, "During the second quarter, Ranger built on the momentum from our first quarter results and delivered another quarter of sequential topline growth across segments, EBITDA and margin expansion with meaningful cash flows. The breadth of improvement reflects the continued strong execution across our operations teams while the AWS business approaches full integration into the organization and our legacy business continues to benefit from steadily improving customer activity and longer summer days. Overall, quarter over quarter, our topline expanded over 10% with EBITDA growing by more than 22%. We have previously stated that Ranger would
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
generate more than $100 million in EBITDA annually going forward and it was gratifying to have achieved that run rate milestone in the second full quarter post-acquisition.”
"Our High Specification Rigs segment generated over $20 million of EBITDA in the quarter, growing revenues modestly quarter over quarter. Segment margins were slightly affected from impacts of a state sales tax audit in the quarter as well as some make ready costs for our upcoming ECHO deployments. This segment is seeing slightly increasing activity levels from customers in response to commodity price strength, albeit with fluctuations. That said, our customers remain highly disciplined and most activity increases are translating into improved utilization for existing rigs rather than commitments for incremental rigs. Recently, we also announced an award for three additional ECHO rigs to be built with Chevron, one of our core customers, and we are excited about the continued build out of our next generation fleet with differentiated technology. We see interest out there for additional ECHO rig deployments and foresee incremental announcements in future quarters as market adoption develops.
“The expanded Ancillary segment once again outperformed as new service lines from the AWS acquisition continued to gain traction and contribute to profitability. Our Plug and Abandonment service line saw strong expansion of activity with recent contract awards while Torrent and Coil Tubing service lines also outperformed expectations. Most Ancillary service lines experienced activity expansion in the quarter with improved profitability, and we are evaluating which lines could benefit from additional investment in the future.
"Specific to the Wireline segment, we are proud of our operations team and the recovery they have facilitated in that segment over the past few quarters. This quarter was a breakout financially benefitting from stronger activity levels across service lines and a multi-well contract award resulting in a strong Adjusted EBITDA contribution. The team is beginning to demonstrate the ability to respond to oscillating activity levels more successfully, and we are more encouraged when we look at this segment over the longer term. That said, some contract activity has been completed for the year and we expect that the back half of 2026 will see reductions in activity and more modest profitability as a consequence.
"As we look to the second half of 2026, we are increasingly optimistic about the long term prospects for the Ranger business. Our opportunity set remains strong with multiple paths of growth in front of us to invest in high-return opportunities, including the continued build-out of our ECHO Hybrid Electric Rig fleet, expanding our already strong presence in well services and potentially stepping out with new service lines through advantageous acquisitions that position us well in the future. The Ranger team remains committed to investing with a disciplined capital allocation mindset and will continue to return capital to shareholders, just as we did this past quarter, while maintaining unparalleled financial strength. Our view remains unchanged, namely that Ranger is well positioned to capitalize on the continued demand for US energy resources, enabling us to generate durable, long-term value for our shareholders."
CAPITAL RETURNS UPDATE
During the second quarter of 2026, the Company repurchased 282,900 shares of stock for a total value of $4.5 million, net of tax, at an average price of $15.84 per share. Since the inception of the share repurchase program in 2023 through the end of the second quarter of 2026, the Company has repurchased a total of 4,641,800 shares, for a total value of $52.1 million, net of tax at an average repurchase price of $11.17 per share. Additionally, today the Ranger Board of Directors declared this quarter’s cash dividend

EXHIBIT 99.1
of $0.06 per share payable on August 21, 2026, to common stockholders of record at the close of business on August 7, 2026, reinforcing our commitment to a consistent return of capital each and every quarter.
PERFORMANCE SUMMARY
Second quarter 2026 revenue was $176.5 million, an increase of $17.4 million from the first quarter of 2026 and an increase of $35.9 million compared to the second quarter of 2025. The sequential increase primarily reflects expanding activity levels, while the year over year increase primarily reflects the contribution of the AWS business. Cost of services was $142.7 million, or 81% of revenue, in the second quarter of 2026, compared to $115.0 million, or 82% of revenue, in the prior year period, and $130.6 million in the first quarter of 2026, also reflecting the consolidation of AWS in the more recent periods. General and administrative expenses were $7.6 million in the second quarter of 2026, compared to $7.8 million in the first quarter of 2026 and $7.0 million in the second quarter of 2025. Both the first and second quarter of 2026 included additional expenses related to the acquisition of AWS.
Net income for the second quarter of 2026 was $6.9 million, compared to $3.0 million in the first quarter of 2026 and $7.3 million in the second quarter of 2025. Fully diluted earnings per share was $0.29 for the second quarter of 2026, compared to $0.12 in the prior quarter and $0.32 in the prior year period.
Second quarter 2026 Adjusted EBITDA(1) was $28.6 million, an increase of $5.3 million from $23.3 million in the first quarter of 2026, and an increase of $8.0 million from $20.6 million in the second quarter of 2025. The improvement relative to both comparison periods was driven by stronger revenue and margins in the High Specification Rigs and Processing Solutions and Ancillary Services segments with inclusion of operating results from AWS as well as a profitable quarter in the Wireline segment.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $113.4 million in the second quarter of 2026, an increase of $4.3 million from $109.1 million in the first quarter of 2026 and an increase of $27.1 million from $86.3 million in the prior year period. Rig hours increased 1% sequentially to 146,800 from 145,400, and increased 25% year over year from 117,000. Hourly rig rates increased modestly, rising 6% sequentially to $772 per hour from $731, and 5% year over year from $738, largely reflecting the pass through of fuel surcharges as well as certain changes in asset and regional revenue mix.
Segment operating income was $11.2 million in the second quarter of 2026, an increase of $0.8 million, or 8%, from $10.4 million in the prior quarter, and a decrease of $0.8 million, or 7%, from $12.0 million in the prior year period. Adjusted EBITDA(1) was $20.6 million, down from $21.4 million in the first quarter of 2026 and up from $17.6 million in the second quarter of 2025. The quarter was negatively affected by a unique $750,000 audit levy assessed by a state taxing authority related to prior years that is currently under dispute.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $44.5 million in the second quarter of 2026, an increase of $5.1 million, or 13%, from $39.4 million in the first quarter of 2026, and an increase of $12.3 million, or 38%, from $32.2 million in the prior year period. The improvement relative to both

EXHIBIT 99.1
comparison periods was primarily attributable to higher operating activity across several service lines, with the most significant contribution coming from ancillary solutions acquired in the AWS transaction.
Segment operating income was $6.3 million in the second quarter of 2026, an improvement from $4.2 million in the first quarter of 2026 and from $4.5 million in the prior year period. Adjusted EBITDA(1) was $10.0 million, an increase from $7.7 million in the first quarter of 2026 and an increase from $6.6 million in the second quarter of 2025.
Wireline Services
Wireline Services segment revenue was $18.6 million in the second quarter of 2026, an increase of $8.0 million, or 75%, from $10.6 million in the first quarter of 2026, and a decrease of $3.5 million, or 16%, from $22.1 million in the prior year period. Wireline Completions reported 2,560 completed stages in the second quarter of 2026, an increase of 246% from 740 in the first quarter of 2026 and an increase of 2% from 2,500 stages in the second quarter of 2025. The sequential increase in revenue and completed stages reflects new contract activity completed during the quarter, while the year over year decrease in revenue reflects changes in customer and job mix to drive towards more profitability. Contribution from Pump Down and Conventional Production lines during the quarter significantly improved from the prior quarter as warmer months and longer days arrived supported by improved sales and bidding processes instituted earlier in the year.
Segment operating income was $1.0 million in the second quarter of 2026, an improvement of $3.4 million from an operating loss of $2.4 million in the first quarter of 2026, and improved from an operating loss of $1.2 million in the prior year period. Adjusted EBITDA(1) was $3.6 million, an increase from $0.2 million in the first quarter of 2026 and an increase from $1.6 million in the second quarter of 2025. The improved operating income and Adjusted EBITDA reflect higher activity across service lines and strong operating leverage with improved efficiency.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of June 30, 2026, the Company had total liquidity of $61.3 million, consisting of $57.1 million of available capacity under its revolving credit facility and $4.2 million of cash on hand. This compares to total liquidity of $67.7 million as of December 31, 2025, consisting of $57.4 million of revolving credit facility capacity and $10.3 million of cash. The reduction in liquidity reflects a buildup of working capital through the early part of the year from certain customers.
Cash provided by Operating Activities was $26.4 million for the quarter and $23.0 million year to date in 2026. Free Cash Flow for the quarter was $20.0 million while for the 2026 year to date period it is negative $1.7 million, a decrease from $17.8 million in the prior year period. This decrease has been driven by a growing accounts receivable and contract assets balance resulting from continued customer payment delays and process lags.
The Company had capital expenditures of $24.7 million for year to date 2026, an increase from $13.5 million in the prior year period. Approximately $12.7 million of capital expenditures year to date are related to our ECHO rig program milestone payments associated with the construction of the hybrid rigs to be delivered in future periods.
Conference Call
The Company will host a conference call to discuss its second quarter 2026 results on Tuesday, July 28, 2026, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Participants within the United States may

EXHIBIT 99.1
access the call by dialing 1-833-255-2829; international participants may dial 1-412-902-6710. A live audio webcast will be available through the Investor Relations section of the Company’s website at www.rangerenergy.com. Participants are encouraged to join the webcast or dial in to the conference call before the scheduled start time. An audio replay will be available on the Company’s website shortly after the conclusion of the call and will remain accessible for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. The Company’s services support well operations across the full lifecycle, including completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including statements regarding strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans, and management objectives, are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s current expectations or beliefs regarding future events, and actual results may differ materially from those described herein.
Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Therefore, you should not place undue reliance on any of the forward-looking statements contained herein. The Company’s future results will depend upon various risks and uncertainties, including but not limited to those detailed in its filings with the U.S. Securities and Exchange Commission (“SEC”), including those set forth under “Part I, Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on March 5, 2026. SEC filings are available through the Company’s website or through the SEC’s EDGAR system at www.sec.gov.
All forward-looking statements included in this press release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statement speaks only as of the date on which such statement is made, and except as otherwise required by applicable law, the Company undertakes no obligation to update any forward-looking statement to reflect future events or circumstances.

Investor Contact:
Melissa Cougle
Executive Vice President and Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2026	2025	2026	2025
Revenue
High Specification Rigs	$109.1	$113.4	$86.3	$222.5	$173.8
Wireline Services	10.6	18.6	22.1	29.2	39.3
Processing Solutions and Ancillary Services	39.4	44.5	32.2	83.9	62.7
Total revenue	159.1	176.5	140.6	335.6	275.8

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High Specification Rigs	88.2	93.0	68.7	181.2	138.8
Wireline Services	10.7	15.2	20.7	25.9	41.0
Processing Solutions and Ancillary Services	31.7	34.5	25.6	66.2	50.6
Total cost of services (exclusive of depreciation and amortization)	130.6	142.7	115.0	273.3	230.4
General and administrative	7.8	7.6	7.0	15.4	14.1
Depreciation and amortization	16.2	15.6	10.9	31.8	21.5
Impairment of assets	—	—	—	—	0.4
Gain on sale of assets	(0.6)	(1.2)	(0.9)	(1.8)	(0.2)
Total operating expenses	154.0	164.7	132.0	318.7	266.2

Operating income	5.1	11.8	8.6	16.9	9.6

Other income and expenses
Interest expense, net	0.8	1.1	0.1	1.9	0.6
Other expense (income), net	0.3	0.4	(1.6)	0.7	(1.6)
Total other expenses (income), net	1.1	1.5	(1.5)	2.6	(1.0)

Income before income tax expense	4.0	10.3	10.1	14.3	10.6
Income tax expense	1.0	3.4	2.8	4.4	2.7
Net income	3.0	6.9	7.3	9.9	7.9

Income per common share:
Basic	$0.13	$0.29	$0.33	$0.42	$0.35
Diluted	$0.12	$0.29	$0.32	$0.41	$0.35
Weighted average common shares outstanding
Basic	23,604,415	23,694,601	22,457,455	23,649,757	22,384,737
Diluted	24,037,021	23,995,214	22,673,369	23,983,192	22,714,732

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$4.2	$10.3
Accounts receivable, net	123.5	77.9
Contract assets	34.4	17.1
Inventory	3.0	3.1
Prepaid expenses and other current assets	8.4	12.5
Assets held for sale	0.3	0.3
Total current assets	173.8	121.2

Property and equipment, net	278.5	280.9
Intangible assets, net	4.5	4.9
Operating leases, right-of-use assets	9.4	11.0
Other assets	1.4	1.3
Total assets	$467.6	$419.3

Liabilities and Stockholders' Equity
Accounts payable	29.5	25.3
Accrued expenses	40.1	25.4
Other financing liability, current portion	0.8	0.7
Long-term debt, current portion	13.7	3.5
Short-term lease liability	10.6	11.3
Other current liabilities	5.8	3.0
Total current liabilities	100.5	69.2

Long-term lease liability	14.8	16.8
Other financing liability	9.2	9.6
Deferred tax liability	27.2	23.5
Contract liabilities	12.9	—
Other long-term liabilities	0.1	0.1
Total liabilities	$164.7	$119.2

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2026 and December 31, 2025	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 28,694,851 shares issued and 23,501,223 shares outstanding as of June 30, 2026; 28,435,316 shares issued and 23,563,288 shares outstanding as of December 31, 2025	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of June 30, 2026 and December 31, 2025	—	—
Less: Class A Common Stock held in treasury at cost; 5,193,628 treasury shares as of June 30, 2026 and 4,872,028 treasury shares as of December 31, 2025	(55.9)	(50.9)
Retained earnings	55.9	48.9
Additional paid-in capital	302.6	301.8
Total controlling stockholders' equity	302.9	300.1
Total liabilities and stockholders' equity	$467.6	$419.3

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2026	2025
Cash Flows from Operating Activities
Net income	$9.9	$7.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31.8	21.5
Equity based compensation	3.3	3.2
Gain on sale of assets	(1.8)	(0.2)
Impairment of assets	—	0.4
Deferred income tax expense	3.6	2.5
Change in fair value of contingent consideration	0.7	—
Other expenses	0.6	0.9
Changes in operating assets and liabilities
Accounts receivable, net	(45.1)	(1.3)
Contract assets	(17.3)	(1.8)
Inventory	(0.1)	(0.1)
Prepaid expenses and other current assets	4.1	2.7
Other assets	1.6	1.2
Accounts payable	3.8	(3.6)
Accrued expenses	15.3	(0.3)
Other current liabilities	(0.8)	(1.7)
Other long-term liabilities	13.4	—
Net cash provided by (used in) operating activities	23.0	31.3

Cash Flows from Investing Activities
Purchase of property and equipment	(24.7)	(13.5)
Proceeds from disposal of property and equipment	1.3	1.9
Net cash used in investing activities	(23.4)	(11.6)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	68.3	0.2
Principal payments on Revolving Credit Facility	(58.1)	(0.2)
Principal payments on financing lease obligations	(5.2)	(3.4)
Principal payments on other financing liabilities	(0.3)	(0.3)
Dividends paid to Class A Common Stock stockholders	(3.0)	(2.8)
Shares withheld for equity compensation	(2.4)	(1.9)
Repurchase of Class A Common Stock	(5.0)	(3.3)
Net cash provided by (used in) financing activities	(5.7)	(11.7)

Decrease in cash and cash equivalents	(6.1)	8.0
Cash and cash equivalents, Beginning of Period	10.3	40.9
Cash and cash equivalents, End of Period	$4.2	$48.9

Supplemental Cash Flow Information
Interest paid	$1.1	$1.0
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$(0.5)	$0.1
Additions to fixed assets through installment purchases and financing leases	$(3.3)	$(3.5)
Additions to fixed assets through asset trades	$(1.4)	$(0.9)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax expense, depreciation and amortization, equity‑based compensation, acquisition‑related costs, severance and reorganization costs, gain on sale of assets, significant and unusual legal fees and settlements, impairment of assets, employee retention credit, inventory adjustment, and certain other non‑cash and certain other items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2026
Net income (loss)	$11.2	$1.0	$6.3	$(11.6)	$6.9
Interest expense, net	—	—	—	1.1	1.1
Income tax expense	—	—	—	3.4	3.4
Depreciation and amortization	9.2	2.4	3.7	0.3	15.6
EBITDA	20.4	3.4	10.0	(6.8)	27.0
Equity based compensation	—	—	—	1.6	1.6
Gain on sale of assets	—	—	—	(1.2)	(1.2)
Severance and reorganization costs	0.2	0.2	—	—	0.4
Acquisition related costs	—	—	—	0.4	0.4
Adjustment to contingent consideration	—	—	—	0.4	0.4
Adjusted EBITDA	$20.6	$3.6	$10.0	$(5.6)	$28.6

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended March 31, 2026
Net income (loss)	$10.4	$(2.4)	$4.2	$(9.2)	$3.0
Interest expense, net	—	—	—	0.8	0.8
Income tax expense	—	—	—	1.0	1.0
Depreciation and amortization	10.5	2.3	3.5	(0.1)	16.2
EBITDA	20.9	(0.1)	7.7	(7.5)	21.0
Equity based compensation	—	—	—	1.6	1.6
Gain on sale of assets	—	—	—	(0.6)	(0.6)
Acquisition related costs	0.5	0.3	—	0.2	1.0
Adjustment to contingent consideration	—	—	—	0.3	0.3
Adjusted EBITDA	$21.4	$0.2	$7.7	$(6.0)	$23.3
_____________________________________
* The three months ended March 31, 2026 have been recast to conform to the current-period segment presentation. The recast had no impact on consolidated results.

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2025
Net income (loss)	$12.0	$(1.2)	$4.5	$(8.0)	$7.3
Interest expense, net	—	—	—	0.1	0.1
Income tax expense	—	—	—	2.8	2.8
Depreciation and amortization	5.6	2.6	2.1	0.6	10.9
EBITDA	17.6	1.4	6.6	(4.5)	21.1
Equity based compensation	—	—	—	1.7	1.7
Gain on sale of assets	—	—	—	(0.9)	(0.9)
Severance and reorganization costs	—	—	—	0.1	0.1
Acquisition related costs	—	0.2	—	—	0.2
Employee retention credit	—	—	—	(1.6)	(1.6)
Adjusted EBITDA	$17.6	$1.6	$6.6	$(5.2)	$20.6

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Six Months Ended June 30, 2026
Net income (loss)	$21.6	$(1.4)	$10.5	$(20.8)	$9.9
Interest expense, net	—	—	—	1.9	1.9
Income tax expense	—	—	—	4.4	4.4
Depreciation and amortization	19.7	4.7	7.2	0.2	31.8
EBITDA	41.3	3.3	17.7	(14.3)	48.0
Equity based compensation	—	—	—	3.2	3.2
Gain on sale of assets	—	—	—	(1.8)	(1.8)
Severance and reorganization costs	0.2	0.2	—	—	0.4
Acquisition related costs	0.5	0.3	—	0.6	1.4
Adjustment to contingent consideration	—	—	—	0.7	0.7
Adjusted EBITDA	$42.0	$3.8	$17.7	$(11.6)	$51.9

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Six Months Ended June 30, 2025
Net income (loss)	$24.0	$(7.0)	$7.8	$(16.9)	$7.9
Interest expense, net	—	—	—	0.6	0.6
Income tax expense	—	—	—	2.7	2.7
Depreciation and amortization	11.0	5.3	4.3	0.9	21.5
EBITDA	35.0	(1.7)	12.1	(12.7)	32.7
Impairment of assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	3.2	3.2
Gain on sale of assets	—	—	—	(0.2)	(0.2)
Severance and reorganization costs	—	0.6	—	0.1	0.7
Acquisition related costs	—	0.4	0.1	0.1	0.6
Legal fees and settlements	—	—	—	0.3	0.3
Employee retention credit	—	—	—	(1.6)	(1.6)
Adjusted EBITDA	$35.0	$(0.7)	$12.2	$(10.4)	$36.1
Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended		Six Months Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net cash provided by operating activities	$26.4	$20.7	$23.0	$31.3
Purchase of property and equipment	(6.4)	(6.3)	(24.7)	(13.5)
Free Cash Flow	$20.0	$14.4	$(1.7)	$17.8